Exhibit 99.1

Moleculin’s Annamycin Extends Survival by More Than 60% in Metastatic Pancreatic Cancer Preclinical Models - Data Presented at AACR 2026

Non-cardiotoxic anthracycline demonstrates activity where traditional chemotherapies have historically failed, supporting potential expansion of Annamycin into a major unmet-need indication

Significant tumor volume reduction across multiple PDAC models, including orthotopic human and syngeneic systems (p<0.001)

Significantly higher tumor and pancreatic tissue accumulation than doxorubicin (p<0.0001), providing a mechanistic basis for Annamycin’s activity where traditional anthracyclines have historically failed

Induced infiltration of CD8+ and CD4+ T cells, suggesting potential to convert immunologically “cold” pancreatic tumors into responders and supporting future combinations with checkpoint and KRAS inhibitors

Continues to demonstrate the absence of cardiotoxicity, a well-documented limitation of conventional anthracyclines such as doxorubicin

HOUSTON, April 23, 2026 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), today announced the presentation of new preclinical data at the American Association for Cancer Research (AACR) Annual Meeting 2026 highlighting the potential of its lead drug candidate, Annamycin, in pancreatic cancer. Access the poster here.

“We are highly encouraged by these results, which demonstrate compelling anti-tumor activity in pancreatic cancer models. Importantly, these findings are consistent with the effects we continue to observe with Annamycin in AML,” said Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “This consistency across both hematologic and solid tumor settings reinforces our confidence in Annamycin’s underlying mechanism."

"It is important to highlight that the clinical landscape continues to reflect the trend toward increased use of combination therapies, especially those that combine innovative targeted mechanisms with time-tested cytotoxic payloads. It’s in these settings that Annamycin’s potential may be at its greatest considering its lack of cardiotoxicity, greater tolerability and ability to avoid resistance mechanisms. We believe these data underscore Annamycin’s potential to expand into additional high-need cancer indications,” added Mr. Klemp.

The data demonstrate that liposomal Annamycin (L-ANN), a novel, non-cardiotoxic anthracycline, produced significant tumor growth inhibition across multiple pancreatic ductal adenocarcinoma (PDAC) models, including orthotopic human PDAC and syngeneic systems, with strong statistical significance (p < 0.001). These findings were accompanied by a meaningful survival benefit in a metastatic model, where treatment extended median survival by more than 60% compared to control (29 days versus 18 days; p = 0.0003), underscoring the potential clinical relevance of L-ANN in aggressive disease settings.

Pharmacokinetic analyses further demonstrated enhanced tumor penetration and retention of Annamycin compared to doxorubicin, with significantly higher accumulation observed in pancreatic tissue and tumors (p<0.0001). These data provide a mechanistic basis for the observed anti-tumor activity and highlight a key differentiating feature of Annamycin relative to traditional anthracyclines, which have historically shown limited efficacy in pancreatic cancer.

In addition to its direct cytotoxic effects, L-ANN was shown to induce immune activation within the tumor microenvironment, including increased infiltration of CD8+ cytotoxic T cells and CD4+ helper T cells. These findings suggest the potential for Annamycin to convert immunologically “cold” pancreatic tumors into more responsive phenotypes, supporting its evaluation both as a monotherapy and in combination with other drugs, including immune checkpoint and KRAS inhibitors.

Consistent with prior studies, Annamycin also demonstrated a favorable safety profile, including the absence of cardiotoxicity, a well-documented limitation of conventional anthracyclines such as doxorubicin. This differentiated safety profile may enable broader therapeutic use and synergistic combination strategies.

The Company is currently evaluating Annamycin in combination with cytarabine (Ara-C), collectively referred to as AnnAraC, in its pivotal Phase 2B/3 “MIRACLE” trial for the treatment of adult patients with relapsed or refractory acute myeloid leukemia (R/R AML) following induction therapy. The MIRACLE trial is a global, adaptive Phase 2B/3 clinical study being conducted across the United States, Europe, and other international sites.

These data were presented at the American Association for Cancer Research (AACR) Annual Meeting 2026. Access the poster here.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin (also known as naxtarubicin), is a highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC (the combination of Annamycin and cytarabine, also referred to as “Ara-C”) for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the potential expansion of Annamycin into pancreatic cancer and other solid tumor indications, planned combination studies with immune checkpoint and KRAS inhibitors, and the potential efficacy and safety of Annamycin and AnnAraC in R/R AML and other indications. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company relies on the reports of its expert with regard to the absence of cardiotoxicity. The dataset referenced in this press release is subject to the review of the data from future subjects in its current and future clinical trials and long-term follow-up with subjects in its current trials. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
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